Exhibit 99.1

NEWS RELEASE

For Further Information Contact:

Investor Relations

Telephone: (435) 634-3203

Email: bethany.bundy@skywest.com

FOR IMMEDIATE RELEASE:      July 25, 2014

SKYWEST, INC. UPDATES Q2 2014 OUTLOOK

St. George, Utah—SkyWest, Inc. (“SkyWest”) (NASDAQ: SKYW)  announced today that it expects its financial results for the quarter ended June 30, 2014, to be lower than it previously anticipated. Due primarily to the reasons discussed below, SkyWest currently estimates that its financial results will range from between a net loss of $(14.0) million to $(12.0) million resulting in an estimated loss per diluted share of $(0.28) to $(0.23).  SkyWest cautioned however, that these estimates are preliminary and are subject to modification or revision in the course of completing SkyWest’s quarterly financial review procedures.

There are three primary factors that contributed to SkyWest’s determination of the estimated results as outlined above.  First, SkyWest made certain tax true-ups in its tax provision as a result of changes in its estimates of annual pretax income or loss from those previously estimated.  Second, SkyWest recorded valuation allowances of certain tax receivables and write-downs of ground handling equipment and other assets.  Third, SkyWest experienced reduced revenues from missed incentives under its flying contracts with its major partners as a result of lower on-time performance and completion of flights and SkyWest implemented new Federal Aviation Administration rules, as required, early in 2014 regarding initial crew qualifications and flight and duty rest rules which are resulting in increased crew costs.

A more detailed explanation of the foregoing items, as well as other factors which affected SkyWest’s operating performance and financial results for the quarter ended June 30, 2014 will be given when SkyWest announces its reviewed financial results, which is currently planned to occur on August 6, 2014.

About SkyWest

SkyWest is the holding company for two scheduled passenger airline operations and an aircraft leasing company, and is headquartered in St. George, Utah. SkyWest’s scheduled passenger airline operations consist of SkyWest Airlines, Inc. (“SkyWest Airlines”), also based in St. George, Utah, and ExpressJet Airlines, Inc. (“ExpressJet Airlines”), based in Atlanta, Georgia.  SkyWest Airlines operates as United Express, Delta Connection, American Eagle and US Airways Express carriers under contractual agreements with United, Delta, American Airlines, Inc. (“American”) and US Airways, Inc. (“US Airways”), respectively.  SkyWest Airlines also operates flights for Alaska Airlines under a contractual agreement.  ExpressJet Airlines operates as United Express, Delta Connection, and American Eagle carriers under contractual agreements with United, Delta and American, respectively. System-wide, SkyWest serves markets in the United States, Canada, Mexico and the Caribbean with approximately 3,900 daily departures and a fleet of approximately 757 regional aircraft.  This press release and additional information regarding SkyWest can be accessed at www.skywest.com.

FORWARD-LOOKING STATEMENTS

In addition to historical information, this release contains forward-looking statements.  SkyWest may, from time to time, make written or oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements encompass SkyWest’s beliefs, expectations, hopes or intentions regarding future events.  Words such as “forecasts”, “expects,” “intends,” “believes,” “anticipates,” “estimates”, “should,” “likely” and similar expressions identify forward-looking statements.  All forward-looking statements included in this release are made as of the date hereof and are based on information available to SkyWest as of such date.  SkyWest assumes no obligation to update any forward-looking statement.  Readers should note that many factors could affect the future operating and financial results of SkyWest, SkyWest Airlines or ExpressJet Airlines, and could cause actual results to vary materially from those expressed in forward-looking statements set forth in this release.  These factors include, but are not limited to, the prospects of entering into agreements with other carriers to fly new aircraft, uncertainties regarding operation of new aircraft, the impact of regulatory issues like pilot rest rules and qualification requirements, and the ability to obtaining financing for the aircraft.

Actual operational and financial results of SkyWest, SkyWest Airlines and ExpressJet Airlines will also vary, and may vary materially, from those anticipated, estimated, projected or expected for a number of other reasons, including, in addition to those identified above: the ability of ExpressJet Airlines to realize potential synergies and other anticipated financial impacts of the consolidation of its operations, the possibility that future financial and operating results of ExpressJet Airlines may not meet SkyWest’s forecasts and the timing of ongoing consolidation of the operations of ExpressJet Airlines, if achieved.  The challenges of competing successfully in a highly competitive and rapidly changing industry; developments associated with fluctuations in the economy and the demand for air travel; ongoing negotiations between SkyWest, SkyWest Airlines and ExpressJet Airlines and their major partners regarding their contractual obligations; the financial stability of those major partners and any potential impact of their financial condition on the operations of SkyWest, SkyWest Airlines, or ExpressJet Airlines; the resolution of current litigation with a major airline partner of SkyWest Airlines and ExpressJet Airlines; fluctuations in flight schedules, which are determined by the major partners for whom SkyWest’s operating airlines conduct flight operations; variations in market and economic conditions; labor relationships; the impact of global instability; rapidly fluctuating fuel costs; the degree and nature of competition; potential fuel shortages; the impact of weather-related or other natural disasters on air travel and airline costs; aircraft deliveries; the ability to attract and retain qualified pilots and other unanticipated factors.  Risk factors, cautionary statements and other conditions which could cause SkyWest’s actual results to differ from management’s current expectations are contained in SkyWest’s filings with the Securities and Exchange Commission; including the section of SkyWest’s Annual Report on Form 10-K for the year ended December 31, 2013, entitled “Risk Factors.”